UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

RITA MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3199149
(State of Incorporation or Organization)	(IRS Employer Identification No.)

46421 Landing Parkway, Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:	None
(if applicable)

Securities to be registered pursuant to Section12(g) of the Act:	None
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

On November 27, 2006, RITA Medical Systems, Inc., a Delaware corporation (“RITA”) and U.S. Stock Transfer Corporation (the “Rights Agent”) entered into Amendment No. 2 to Preferred Shares Rights Agreement (“Amendment No. 2”) to amend the Preferred Shares Rights Agreement dated as of July 31, 2001 by and between RITA and the Rights Agent (the “Rights Agreement”) and as amended by Amendment No. 1 to Preferred Shares Rights Agreement dated May 12, 2004 by and between RITA and the Rights Agent (“Amendment No. 1”). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Rights Agreement.

On November 27, 2006, RITA entered into an Agreement and Plan of Merger (the “Merger Agreement”), with AngioDynamics, Inc. (“AngioDynamics”) and Royal I, LLC, a Delaware limited liability company and wholly owned subsidiary of AngioDynamics (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, RITA will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of AngioDynamics (the “Merger”). Amendment No. 2 amended the Rights Agreement to render the Rights issued pursuant to the Rights Agreement inapplicable to the Merger, the Merger Agreement and the transactions contemplated thereby, such that, among other things, (i) neither AngioDynamics nor Merger Sub shall become an Acquiring Person as a result of the announcement of the Merger or the Merger Agreement, the acquisition of shares of RITA common stock by Merger Sub as a result of the Merger, the execution of the Merger Agreement, or the consummation of the transactions contemplated thereby, (ii) none of a Shares Acquisition Date, a Distribution Date or a Triggering Event shall occur as a result of the announcement of the Merger or the Merger Agreement, the acquisition of shares of RITA common stock by Merger Sub as a result of the Merger, the execution of the Merger Agreement, or the consummation of the transactions contemplated thereby, and (iii) the Rights Agreement and the Rights shall terminate immediately prior to the consummation of the Merger. Amendment No. 1 was entered into by and between RITA and the Rights Agent in connection with the acquisition of Horizon Medical Products, Inc. by RITA on July 29, 2004.

Item 2.  Exhibits.

2	Amendment No. 1 to Preferred Shares Rights Agreement dated May 12, 2004 by and between RITA Medical Systems, Inc. and U.S. Stock Transfer Corporation.

3	Amendment No. 2 to Preferred Shares Rights Agreement dated November 27, 2006 by and between RITA Medical Systems, Inc. and U.S. Stock Transfer Corporation.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RITA MEDICAL SYSTEMS, INC.

Date: November 29, 2006	By:	/s/ Michael D. Angel
Michael D. Angel
Chief Financial Officer

RITA MEDICAL SYSTEMS, INC.

REGISTRATION STATEMENT ON FORM 8-A/A

EXHIBIT INDEX

Exhibit No.	Exhibit

2	Amendment No. 1 to Preferred Shares Rights Agreement dated May 12, 2004 by and between RITA Medical Systems, Inc. and U.S. Stock Transfer Corporation.

3	Amendment No. 2 to Preferred Shares Rights Agreement dated November 27, 2006 by and between RITA Medical Systems, Inc. and U.S. Stock Transfer Corporation.